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Exhibit 21.1

LIST OF SUBSIDIARIES OF ASPEN TECHNOLOGY, INC.

Name of Subsidiary		State or Country of Incorporation
1.	AspenTech Argentina S.R.L.	Argentina
2.	Aspen Technology Australia Pty. Ltd.	Australia
3.	Aspen Technology WLL	Bahrain
4.	AspenTech Europe S.A./N.V.	Belgium
5.	AspenTech Software Brazil Ltda.	Brazil
6.	AspenTech Canada Corporation	Canada
7.	Aspen Technology S.A.S.	Colombia
8.	Aspen Tech India Pte. Ltd.	India
9.	Aspen Technology S.r.l.	Italy
10.	AspenTech Japan Co. Ltd.	Japan
11.	AspenTech Solutions Sdn. Bhd.	Malaysia
12.	Aspen Tech de Mexico, S. de R.L. de C.V.	Mexico
13.	AspenTech Europe B.V.	Netherlands
14.	AspenTech (Beijing) Co., Ltd.	PRC
15.	AspenTech (Shanghai) Co., Ltd.	PRC
16.	Aspen Technology LLC	Russia
17.	AspenTech Pte. Ltd.	Singapore
18.	AspenTech Africa (Pty.) Ltd.	South Africa
19.	Aspen Technology S.L.	Spain
20.	AspenTech (Thailand) Ltd.	Thailand
21.	AspenTech Ltd.	UK
22.	Hyprotech UK Ltd.	UK
23.	AspenTech Canada Holdings, LLC	Delaware
24.	AspenTech Holding Corporation	Delaware
25.	Aspen Technology (Asia) Inc.	Delaware
26.	Aspen Technology International, Inc.	Delaware
27.	Aspen Technology Services Corporation	Delaware
28.	AspenTech Software Corporation	Delaware
29.	AspenTech Venezuela, C.A.	Venezuela
30.	SolidSim Engineering GmbH	Germany

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  Exhibit 21.1
LIST OF SUBSIDIARIES OF ASPEN TECHNOLOGY, INC.